Exhibit 99.1

BARRY J. PLAGA NAMED NEXT GUIDANCE SOFTWARE, INC. CHIEF FINANCIAL OFFICER

PASADENA, Calif., August 7, 2008 – Guidance Software, Inc. (NASDAQ: GUID), the World Leader in Digital Investigations™, today announced that Barry J. Plaga will be its next Chief Financial Officer, succeeding current CFO Frank Sansone.

“Barry Plaga is the right person to help take this company to the next level,” said Victor Limongelli, Guidance Software president and chief executive officer. “Guidance Software will benefit substantially from his broad financial experience and history of performance at public software companies.”

“After a nationwide search conducted over the last few quarters, we are exceptionally pleased to have an experienced executive like Barry Plaga join the company” said Kathleen O’Neil, Lead Independent Director of the company’s Board of Directors. “The next generation of challenges and opportunities for Guidance will best be met by a CFO with clear strengths in operations and more extensive experience in leading the finance organization. Barry possesses these attributes and is the right fit for the company.”

Plaga is currently Vice President of Financial Global Processes at Sun Microsystems, Inc. (NASDAQ: JAVA), where he reports to the chief financial officer, and where he oversees financial planning and forecasting, finance program management, and the finance components of Sun’s Oracle ERP project. Previously, he served for six years as chief financial officer of SeeBeyond Technology Corporation (NASDAQ: SBYN), where he was responsible, in addition to his core finance and accounting role, for mergers and acquisitions, legal, information technology, human resources, administration, and facilities. While at SeeBeyond, he helped lead the company through its initial public offering, secondary offering, and eventual sale to Sun for nearly $400 million. Prior to SeeBeyond, Plaga served as chief financial officer of Activision, Inc. (NASDAQ: ATVI) for two years, and as Vice President of Finance and Chief Accounting Officer at Activision for six years before that. Plaga is a certified public accountant with graduate and undergraduate degrees from the University of Southern California.

“I am looking forward to working with Victor and the Guidance leadership team as we build on the company’s established strengths in the eDiscovery and computer investigations markets,” said Plaga. “I appreciate the opportunity to use my experience and talents in helping Guidance realize its potential and create increasing value for all shareholders.”

Plaga will start at the Company in late October, after concluding his term at Sun. In the meantime, the Company has named Christopher Powell, currently the company’s vice president of finance and chief accounting officer, as interim CFO, effective immediately.

About Guidance Software

Guidance Software is recognized worldwide as the industry leader in digital investigative solutions. Its EnCase® platform provides the foundation for government, corporate and law enforcement organizations to conduct thorough, network-enabled, and court-validated computer investigations of any kind, such as responding to eDiscovery requests, conducting internal investigations, responding to regulatory inquiries or performing data and compliance auditing – all while maintaining the integrity of the data. There are more than 27,000 licensed users of the EnCase technology worldwide, and thousands attend Guidance Software’s renowned training programs annually. Validated by numerous courts, corporate legal departments, government agencies and law enforcement organizations worldwide, EnCase has been honored with industry awards and recognition from eWEEK, SC Magazine, Network Computing and the Socha-Gelbmann survey. For more information about Guidance Software, visit www.guidancesoftware.com.